UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
March 29, 2019

Community Healthcare Trust Incorporated
(Exact Name of Registrant as Specified in Charter)

Maryland	001-37401	46-5212033
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 771-3052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 1.01. Entry into a Material Definitive Agreement.
On March 29, 2019, Community Healthcare Trust Incorporated and its subsidiaries (the “Company”), entered into a third amendment (the “Third Amendment”) to its second amended and restated credit agreement (collectively, the “Credit Facility”) with a syndicate of lenders co-led by SunTrust Robinson Humphrey Inc., BB&T and Fifth Third Bank, under which SunTrust Bank serves as administrative agent and BB&T and Fifth Third Bank serves as syndication agent.

The Third Amendment and the Credit Facility are described in further detail in Item 2.03 below.

The summary of the Third Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment that will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

The Third Amendment increases the amount available under the Company’s Credit Facility by the addition of a term loan in the aggregate principal amount of $75,000,000 (the “A-3 Term Loan”). The Company drew down the entire $75,000,000 available under the A-3 Term Loan at the closing of the Third Amendment. Amounts repaid or prepaid on the A-3 Term Loan may not be re-borrowed. The A-3 Term Loan will mature on March 29, 2026. The Third Amendment also extended the maturity date of the Revolving Facility (as defined below) from August 2019 to March 2023.

The Credit Facility, as amended by the Third Amendment, now provides for a $150.0 million revolving credit facility (the “Revolving Facility”) in favor of the Company and $175.0 million in term loans with the lenders. The Credit Facility, through an accordion feature, allows borrowings up to a total of $525.0 million, including the ability to add and fund additional term loans.

The Credit Facility includes:

(i) the Revolving Facility, which now matures in March 2023 and includes one 12-month extension option;

(ii) a term loan facility which matures in March 2022, in the aggregate principal amount of $50.0 million (the “A-1 Term Loan”);

(iii) a term loan facility which matures in March 2024, in the aggregate principal amount of $50.0 million (the “A-2 Term Loan”);

(iv) the A-3 Term Loan (and, collectively with the A-1 Term Loan and A-2 Term Loan, the “Term Loans”); and

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(iv) an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, including obtaining additional commitments from Lenders, of up to $200.0 million.

Amounts outstanding under the Revolving Facility will bear annual interest at a floating rate equal to (x) LIBOR plus (y) a margin ranging from 1.25% to 1.90% (currently 1.65%) and under the Term Loans will bear annual interest at a floating rate equal to (x) LIBOR plus (y) a margin ranging from 1.25% to 2.30% (currently 1.65% for the A-1 Term Loan, 1.85% for the A-2 Term Loan and 2.05% for the A-3 Term Loan). Payments under the Credit Facility are interest only, with the full amount of the principal due at maturity. The Credit Facility may be prepaid at any time, without penalty.

The Company’s ability to borrow under the Credit Facility is subject to its ongoing compliance with a number of customary affirmative and negative covenants, including limitations with respect to liens, indebtedness, distributions, mergers, consolidations, investments, restricted payments and asset sales, as well as financial maintenance covenants. The Credit Facility includes customary events of default, the occurrence of which, subject to certain cure periods, permits the lenders to terminate commitments to lend under the Credit Facility and accelerate payment of all amounts outstanding thereunder.

Item 7.01 Regulation FD Disclosure
On April 1, 2019, the Company issued a press release announcing the closing of the Third Amendment to the Credit Facility. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

This information furnished pursuant to this Item 7.01, including exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01 Other Information
On March 29, 2019, the Company entered into interest rate swap agreements that fixed the interest rate on the A-3 Term Loan, resulting in fixed interest rate under the A-3 Term Loan of 4.29% depending upon the Company’s leverage, among other factors. Each of the aforementioned interest rate swaps will match the maturity date of the A-3 Term Loan.

The Company previously entered into interest rate swap agreements on each of the A-1 Term Loan and the A-2 Term Loan equal to each respective term loan balance that fix the rates at 3.85% and 4.18%, respectively, depending upon the Company’s leverage, through the maturity date of each such loan.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit
Number     Description
99.1         Press release dated April 1, 2019

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTHCARE TRUST INCORPORATED

By:    /s/ W. Page Barnes
Name:    W. Page Barnes
Title:    Executive Vice President and Chief Financial Officer

Date: April 1, 2019

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